Exhibit 99.1

News Release

COMPANY CONTACT
Doug Baker
Applied Nanotech Holdings, Inc.
248.391.0612
dbaker@appliednanotech.net

APPLIED NANOTECH HOLDINGS, INC. ADDS PAUL ROCHELEAU TO BOARD OF DIRECTORS

Austin, TX – May 15, 2009 – Applied Nanotech Holdings, Inc. (OTC BB: APNT) today announced that Paul F. Rocheleau was appointed to the Company’s Board of Directors.

Mr. Rocheleau has extensive experience in the global materials and chemicals industry.  Over the past three years, he provided strategic and financial advisory services for a range of technology and industrial companies as a Managing Director at Cary Street Partners, a regional investment banking firm based in Richmond, Virginia. Prior experience included positions as Senior VP and Chief Financial Officer of Albermarle Corporation, a $2.0 Billion NYSE listed chemical company, and 15 years, including three as CEO, with Albright & Wilson, PLC, a $1.2 billion multinational chemical company.

Mr. Rocheleau currently serves on the Board of Directors of NanoChemonics, a specialty nano-materials company and serves on the Advisory Board of Mikro Systems, Inc., a high-precision engineering and materials fabrication company. He also is a Founding Trustee of the Virginia Commonwealth University School of Engineering, where he currently serves as President of the Foundation.

 “I want to welcome Paul to the Board,” said Dr. Robert Ronstadt, Chairman of Applied Nanotech. “We are fortunate to find a Board Member of Paul’s caliber. His extensive knowledge of the global materials and chemical industries will be invaluable to us in expanding our proprietary conductive inks, and specialty carbon nanotube composites business, while his broad business experience will be helpful in all areas.”

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc. is a premier research and commercialization organization focused on solving problems at the molecular level. Its team of PhD level scientists and engineers work with companies and other organizations to solve technical impasses and create innovations that will create a competitive advantage. It also possesses investments related to electronic digitized sign technology. Applied Nanotech has over 250 patents or patents pending and its business model is to license its technology to partners that will manufacture and distribute products using the technology. Applied Nanotech’s website is www.appliednanotech.net.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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